EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-177996, 333-164690 and 333-163206) on Form S-3 and the registration statements (Nos. 333-44090, 333-149858 and 333-115753) on Form S-8 of Hanmi Financial Corporation (the Company) of our reports dated March 14, 2012, with respect to the consolidated balance sheets of Hanmi Financial Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Los Angeles, California

March 14, 2012